Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement – 2005 Annual Meeting of Shareholders

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TEAM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

Notice of 2005 Annual Meeting of Shareholders

To Be Held on Thursday, September 29, 2005

To the Shareholders of Team, Inc.:

The 2005 Annual Meeting of Shareholders of Team, Inc. (the “Company”) will be held on Thursday, September 29, 2005 at 3:00 p.m. at the Company’s offices, 200 Hermann Drive, Alvin, Texas 77511 for the following purposes:

1. To elect two persons to serve as Class I Directors for a term of three years on the Company’s Board of Directors consisting of three classes of directors with staggered terms.

2. To elect one person to serve as a Class II Director on the Company’s Board of Directors for a term expiring at the 2006 Annual Meeting of Shareholders.

3. To vote on a proposal to approve the appointment of KPMG LLP as the independent certified public accountants to audit the Company’s accounts for the fiscal year ending May 31, 2006.

4. To transact such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed the close of business on August 12, 2005 as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the 2005 Annual Meeting of Shareholders and any adjournment thereof.

All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

By Order of the Board of Directors

Philip J. Hawk

Chairman of the Board of Directors

and Chief Executive Officer

August 22, 2005

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

PROXY STATEMENT

GENERAL

This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Team, Inc., a Texas corporation (the “Company”), to vote the Common Stock of the Company at the 2005 Annual Meeting of Shareholders (the “2005 Annual Meeting”), and at any adjournment thereof, to be held at the time and place and for the purposes set forth in the accompanying Notice. This Proxy Statement and enclosed form of Proxy are being mailed to shareholders beginning on September 1, 2005.

The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers and employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

All duly executed proxies received prior to the 2005 Annual Meeting will be voted in accordance with the choices specified thereon, unless revoked as described below. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy: FOR the election of the two nominees named herein for Class I Directors for a term of three years; FOR the election of one nominee named herein for Class II Director for a term expiring on the 2006 Annual Meeting of Shareholders; FOR the appointment of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending May 31, 2006; and in the discretion of such person in connection with any other business that may properly come before the meeting. Shareholders may revoke their proxy at any time prior to the exercise thereof by written notice to Mr. Gregory T. Sangalis of the Company at the above address of the Company, by the execution and delivery of a later dated proxy or by attendance at the meeting and voting their shares in person. Proxy cards that are not signed or that are not returned have no effect for any purpose.

VOTING SECURITIES

As of the close of business on August 12, 2005, the record date for determining shareholders entitled to vote at the 2005 Annual Meeting, the Company had 8,265,684 shares of common stock, $0.30 par value per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote with respect to each matter to be acted upon at the meeting. The holders of a majority of the total shares of Common Stock of the Company issued and outstanding as of August 12, 2005, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Any abstentions, and any “withholds” in the election of directors, are counted for purposes of determining the presence or absence of a quorum while broker non-votes are not so counted. Additionally, abstentions and/or withholds are counted as shares at the meeting in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted as shares at the meeting for purposes of determining whether a proposal has been approved.

PROPOSALS ONE AND TWO—ELECTION OF DIRECTORS

General

The Company’s Restated Articles of Incorporation and Bylaws provide that the Company’s Board of Directors will consist of not less than six nor more than nine persons, the exact number to be fixed from time-to-time by the Board of Directors. The Board of Directors has fixed the current number of Directors at eight, divided into three classes with staggered three-year terms.

The Board of Directors has nominated two persons for election as Class I Directors to serve a three-year term expiring on the date of the Annual Meeting of Shareholders of the Company to be held in 2008, and until their successors are duly elected and qualified. Messrs. Philip J. Hawk and Louis A. Waters have been nominated by the Board of Directors to stand for election as such Class I Directors.

On June 10, 2005, the Board of Directors unanimously voted to expand the size of the Company’s Board of Directors from seven to eight members and elected Vincent D. Foster as the director to fill the newly created position. The Restated Articles of Incorporation of the Company require that the three classes of directors be divided as nearly equal in number of directors as possible. Therefore, the Board elected Mr. Foster to serve as a Class II director. The Restated Articles of Incorporation of the Company also require that the term of any newly created directorship resulting from an increase in the number of directors shall only extend until the next election of one or more directors by the shareholders (the Company’s next Annual Meeting of Shareholders). Thus, Mr. Foster is standing for election by the shareholders for a Class II director position with a term that will expire at the 2006 Annual Meeting.

Directors are elected by a plurality of votes cast at the Annual Meeting. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the 2005 Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as the Board of Directors of the Company may recommend. The management has no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

Nominees

Set forth below is certain information as of August 12, 2005 concerning the nominees for election at the 2005 Annual Meeting, including the business experience of each for at least the past five years:

Name	Age	Present Position With the Company	Director Since
Philip J. Hawk	51	Chairman & CEO	1998
Louis A. Waters	67	Director	1998
Vincent D. Foster	48	Director	2005

Mr. Hawk was appointed Chairman of the Board and Chief Executive Officer of the Company in November 1998. From 1993 to 1998, Mr. Hawk held the position of President and Chief Executive Officer of EOTT Energy Partners, L.P., an energy marketing and service company. Mr. Hawk is also a director of NCI Building Systems, Inc.

Mr. Waters presently manages personal investments. He is also the Chairman of the Board of Simdesk Technologies, Inc. a privately held software company. He retired in March 2002 as Chairman of the Board of Tyler Technologies, Inc. (“Tyler”), a New York Stock Exchange listed company. Tyler’s principal business is providing information management services to local governments. Mr. Waters was elected to Tyler’s Board of Directors in August 1997 and elected Chairman of the Board in October 1997. In addition, Mr. Waters is one of the founders and was the first Chairman of the Board of Browning-Ferris Industries, Inc. (“BFI”). He served as Chairman and Chief Executive Officer from 1969 through 1980, Chairman of BFI’s Executive Committee from 1980 through 1988, and Chairman of the Finance Committee from 1988 to March 1997. Mr. Waters also directed BFI’s international activities, serving as Chairman and Chief Executive Officer of BFI International, Inc. from 1991 to March 1997, when he retired from full-time duty with BFI.

Mr. Foster is a Founding Member and Senior Managing Director of Main Street Capital Partners that currently manages a $100 million fund which is a licensed Small Business Investment Company. The fund is the third in a series of funds co-founded by Mr. Foster since 1997. Prior to founding Main Street Partners, he spent 19 years with Arthur Andersen where he was a partner. He is a CPA and serves on the boards of three other publicly traded corporations. Mr. Foster serves as non-executive Chairman of the Board of Directors of U.S. Concrete, Inc., a Director of Quanta Services, Inc. and a Director of Carriage Services, Inc. where he also serves as the Chairman of the Audit Committee. He is also a board member of the Houston Chapter of the National Association of Corporate Directors.

Directors Continuing in Office

Set forth below is certain information concerning the five directors continuing in office until the expiration of their respective terms, including the business experience of each for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Expiration of Present Term
Sidney B. Williams	71	Director	1973	2007
Jack M. Johnson, Jr.	67	Director	1992	2006
E. Theodore Laborde	67	Director	1991	2006
E. Patrick Manuel	57	Director	2001	2007
Emmett J. Lescroart	54	Director	2004	2007

Mr. Williams is the sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas and has been a partner in that firm for more than the past five years.

Mr. Johnson has been Managing General Partner of Wintermann & Company, a partnership that manages approximately 25,000 acres of real estate in Texas, which is used in farming, ranching and oil and gas exploration activities, for more than the past five years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale. Mr. Johnson is also a director of Security State Bank in Anahuac, Texas.

Mr. Laborde served in various capacities with Marsh & McLennan, Inc., an insurance brokerage firm, in New Orleans for 35 years until his retirement in 1997. From 1977 until his retirement, Mr. Laborde acted as Managing Director of the New Orleans operation. Marsh & McLennan, Inc. is a subsidiary of Marsh & McLennan Companies. Mr. Laborde is a director of Gulf Coast Bank & Trust Co. in New Orleans, Louisiana and is involved in various privately held family businesses.

Mr. Manuel is presently an independent investor. He also served as a consultant to the Company from April 1999 to April 2004. For more than five years prior to that time, he was the principal shareholder and president of X-Ray Inspection Co., an entity that was engaged in the business of NDT inspection services. X-Ray Inspection Co. was purchased by the Company in April 1999. Mr. Manuel is a director of Tri-Parish Bank in Eunice, Louisiana.

Mr. Lescroart is a Managing Director of Chapman Associates, a private investment banking firm. He is also an independent private investor managing his personal investments and has done this since 1996. He owned and operated EJL Capital, LLC, a private investment banking firm before joining Chapman Associates in 2005. For twenty years prior to 1996, he was employed with Cooperheat Company in positions of increased responsibility and authority, becoming chief executive officer in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, certain of the assets of a successor to the Cooperheat entity were acquired by the Company.

Mr. Williams and Mr. Laborde are brothers-in-law.

Meetings and Committees of the Board

The Board of Directors held ten meetings during the fiscal year ended May 31, 2005. No director attended fewer than 75% of the meetings held during the period for which he served as a member of the Board and the Committees on which he served.

The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The Executive Committee is composed of Messrs. Hawk, Williams and Waters. The Executive Committee is responsible for assisting with the general management of the business and affairs of the Company as needed during intervals between meetings of the Board of Directors. The Executive Committee met two times during fiscal 2005.

The Audit Committee is composed of Messrs. Foster, Waters, Laborde, and Johnson. The Audit Committee is charged with the duties of recommending the appointment of the independent certified public accountants; reviewing their fees; ensuring that proper guidelines are established for the dissemination of financial information to the Company’s shareholders; meeting periodically with the independent certified public accountants, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting; reviewing consolidated financial statements; and performing any other duties or functions deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met four times during fiscal 2005. The Board has determined that Vincent D. Foster and Louis A. Waters are audit committee financial experts within the meaning of SEC regulations.

The Compensation Committee, composed of Messrs. Johnson, Manuel, Williams and Lescroart, reviews management performance and makes recommendations to the Board of Directors concerning management compensation and other employment benefits. The Compensation Committee met three times during fiscal 2005.

The Corporate Governance and Nominating Committee, composed of Messrs. Williams and Waters, is charged with recommending Director nominees to the Board of Directors; evaluating the contribution and performance of members and committees of the Board; developing appropriate corporate governance principles for the Company; and ensuring the processes of the Board are sufficient and consistent with its oversight role of the Company. The committee met three times during fiscal 2005. Each committee member is independent, as that term is defined in Section 121 of the American Stock Exchange listing standards. The Board of Directors has adopted a written charter for the committee and a copy of the committee’s charter is posted on the Company’s Internet Web Site at www.teamindustrialservices.com; click on “Investor Relations” and then on “Governance.”

The Corporate Governance and Nominating Committee will consider director nominees who the committee have demonstrated a high level of personal and professional integrity and exceptional ability and judgment. The committee will examine whether a director nominee is likely to be effective, in conjunction with other nominees and the continuing directors, in serving the long-term interest of the Company’s shareholders. The committee will also examine other qualifications of a director nominee, including experience in formulating policy in areas relevant to the Company’s activities and skills and business experience to complement the other directors on the Board.

The Corporate Governance and Nominating Committee and Board of Directors will consider nominees for the Board of Directors that are recommended by any shareholder entitled to vote for the election of directors. A nominating shareholder must submit any recommendation in writing to the Corporate Governance and Nominating Committee, c/o the Company’s Secretary, 200 Hermann Drive, Alvin, Texas 77511, by May 31 each year for consideration for the next annual meeting of shareholders. Such recommendations must be accompanied by a description of each nominee’s qualifications, experience and background, as well as a statement signed by each such nominee consenting to being nominated and, if elected, to serving as director. The committee evaluates nominees recommended by shareholders in the same manner it does other nominees, as described above. Mr. Foster was recommended for nomination to the committee by the Chairman of the Board. The committee considered two candidates before nominating and recommending the election of Mr. Foster to the Board.

Audit Committee Report

The Audit Committee consists of the four members of the Company’s Board of Directors identified above. Each committee member is independent, as that term is defined in Section 121 of the American Stock Exchange listing standards. The Board of Directors has adopted a written charter for the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2005 with management and has discussed with KPMG LLP, the independent auditors for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards).

The Audit Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed the auditors’ independence with KPMG LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005.

Vincent D. Foster, Chairman

Jack M. Johnson, Jr.

E. Theodore Laborde

Louis A. Waters

Compensation Committee Report

Pursuant to rules adopted by the Securities and Exchange Commission, the Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, has furnished the following report on executive compensation:

The committee’s major responsibilities include, but are not limited to, the following:

1. Reviewing the Company’s major compensation and benefit practices, policies and programs with respect to executive officers;

2. Reviewing executive officers’ salaries and bonuses; and

3. Administering Company stock option plans.

Following review and approval by the committee, all issues pertaining to the compensation of, and the grant of options to, the executive officers are submitted to the full Board of Directors for approval.

Compensation Philosophy

The committee’s compensation philosophy operates on several levels. First, the committee must ensure that the compensation is competitive in order to attract and retain highly qualified executives. In order to facilitate the first objective, the committee as a rule considers various compensation surveys and proxy statements for companies in the industry of comparable size and complexity to the Company. Second, in order to motivate its executives, the committee links executive pay levels to the performance of the Company through the grant of options pursuant to the Company’s stock option programs. Third, the committee endeavors to reward outstanding individual contributions to the Company and to set compensation at levels that reflect each executive officer’s individual contribution towards the Company’s goals through its bonus and stock option programs. The committee endeavors to support the Company’s commitment to generating increases in shareholder value. The compensation and related programs are designed to reward and motivate executives for the accomplishment of the Company’s commitment to its shareholders.

Compensation Program Components

To achieve its compensation goals, the compensation program consists of four components: base salary, bonuses, various employee benefits (including medical and life insurance and 401(k) plan benefits generally available to the employees of the Company) and the Company’s stock option plans. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants increased pay. Achievements in maximizing shareholder value are a basic principle underlying the Company’s pay programs.

Annually, the committee seeks to review the base salary of each executive officer to determine its fairness. Members of the committee also have occasions to meet with the executive officers of the Company. During its annual consideration of the base salaries of the executive officers, the committee considers the level of responsibility, experience and performance of each executive officer. Consultants may also be engaged, from time to time, to assist the committee in the process. The committee also takes into account the competitive conditions of the marketplace, the Company’s profitability and the cost of living index. When reviewing competitive conditions of the marketplace, the committee considers the Company’s pay levels with those of companies of similar size and complexity. As the Company believes there is no survey data relating to the Company’s service industries, the Company studies compensation surveys for companies of a similar size and complexity and various other data and information brought to its attention, including proxy statements of companies in the Company’s service industry. Based on such information, the committee endeavors to ensure that the pay levels fall in the median range of the amounts paid by the comparable companies. In certain circumstances, bonuses may be awarded to those executive officers who have made outstanding individual contributions during the current fiscal year. Subsequent to the end of fiscal 2005, each officer of the Company received an increase in base salary and a bonus commensurate with levels of responsibility and individual performance.

Additionally, all executive officers are eligible to receive stock options and bonuses in the form of stock as may be recommended by the committee and authorized by the Board. By increasing senior management’s equity position in the Company, the interests of the shareholders and the executives will be more closely aligned.

Performance Measures

When evaluating annual executive compensation, the committee considers the Company’s earnings, adjusted for certain unusual or nonrecurring items, return on net investment and cash flows. These factors are compared to the Company’s prior year’s performance, its annual business plan and the performance of other companies which operate in the same industry segments as the Company. These performance measures assist the Committee in ensuring that the interests of its shareholders, as well as its executives, are represented in a fair and equitable manner. No specific fixed weighting or formula is applied to such performance measures. Rather, the committee exercises its judgment in evaluating financial and non-financial factors and in determining appropriate compensation.

Other

The Omnibus Budget Reconciliation Act of 1993 (the “Act”) restricts the ability of a publicly-held corporation to deduct compensation in excess of $1,000,000 paid to its Chief Executive Officer and the four most highly compensated officers. During fiscal 2004, the threshold was not met for any of the executive officers. However, the Committee continually reviews all aspects of the Act in order to assess any future compliance issues.

This Compensation Committee Report was primarily prepared by management at the direction of the Committee, and approved by the Committee.

Jack M. Johnson, Jr., Chairman

Emmett J. Lescroart

E. Patrick Manuel

Sidney B. Williams

Stockholder Communications with the Board of Directors

The process for security holders to communicate with the Board of Directors is to send such communications in writing to Philip J. Hawk, Chairman of the Board, Team, Inc., 200 Hermann Drive, Alvin, Texas 77511.

Certain Transactions and Legal Proceedings

Director Sidney B. Williams is the sole shareholder of a professional corporation that is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams and Martin of Houston, Texas, which rendered services to the Company during fiscal 2005. Fees to the law firm did not exceed five percent (5%) of that law firm’s gross revenue for its last full fiscal year.

The Company and E. Patrick Manuel are parties to lease agreements under which the Company leases an office and shop building in Lafayette, Louisiana from Mr. Manuel for rental of $54,000 per year, and a smaller office and shop building in Sulphur, Louisiana for rental of $18,600 per year.

The Company and Emmett J. Lescroart are parties to a Consulting Agreement effective July 30, 2004 under which Mr. Lescroart will provide assistance to Company officers in operating the Company’s heat treating business from time to time as requested by Company management for base fees of $900 per day. Additionally, Mr. Lescroart will be eligible for discretionary performance bonuses, as determined by the Board of Directors, and he will be eligible for the grant of stock options as determined by the Board of Directors.

The Company encourages all directors to attend all meetings of shareholders, but does not have a mandatory requirement for this. All directors were in attendance at the last shareholder meeting.

In August of 2005, the Company was served in a lawsuit styled Paulette Barker, as named Executor for the Estate of Robert Barker, et. al. v. Emmett J. Lescroart, Michael Urban, Team, Inc. et. al., Case Number 355868-402 in the Probate Court #1, Harris County, Texas. Mr. Lescroart is on the Board of Directors of the Company and may have an interest that conflicts with the Company related to the matter. Apparently, the dispute arises out of the sale by the late Mr. Barker to Mr. Lescroart of his stock in Thermal Solutions, Inc. Subsequently, in April of 2004, all of the outstanding stock of Thermal Solutions, Inc. was acquired by the Company allegedly for a much higher price than Mr. Lescroart paid Mr. Barker in July of 2003. The Company does not believe that it has any legal liability under the allegations of the suit and, further, believes it is protected under the terms of the Stock Purchase Agreement (to which Mr. Lescroart is a party) related to the Company’s acquisition. Additionally, the Company believes that the director and officer insurance carrier of Thermal Solutions, Inc. will defend the Company’s interest in the matter.

Compensation of Directors

All non-employee directors currently receive an annual fee of $30,000 of which two-thirds ($20,000) is paid in cash in four equal quarterly installments. The remaining $10,000 is paid in the form of Common Stock. The stock payments are made July 1 of each year with the number of shares calculated by dividing $10,000 by the closing price per share on the preceding business day. 465 shares were issued to each non-employee director on July 1, 2005. In addition, the Chairman of the Audit Committee is paid an additional $10,000 in cash per year.

In December 1991, the Company adopted the Non-Employee Directors Stock Option Plan (the “Non-Employee Director Plan”). The Non-Employee Director Plan authorizes options to purchase an aggregate of 610,000 shares of Common Stock for directors of the Company who are not employees of the Company. The purpose of the Non-Employee Director Plan is to attract and retain the services of experienced and knowledgeable independent individuals as directors, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company, and to provide such individuals with an additional incentive to continue in their position.

Pursuant to the Non-Employee Director Plan, each non-employee director receives an automatic grant of options upon such director’s appointment, reappointment, election or reelection to the Board of Directors equal to the product obtained by multiplying five thousand (5,000) by the number of years, or any part of any year, that such director is appointed or elected to serve on the Board of Directors. The exercise price of the options is equal to the fair market value of the Company’s Common Stock on the date of grant, and the options expire ten years after the date of grant. Options to purchase 5,000 shares vest on the date of grant and each anniversary thereafter until all of the options granted are fully vested. During fiscal 2005, Messrs. Manuel, Williams and Lescroart were each granted options to purchase 15,000 shares with an exercise price of $16.16 per share, pursuant to their election to the Board of Directors at the 2004 Annual Meeting of Shareholders. In addition, Mr. Foster was granted 5,000 stock options with an exercise price of $20.29 as of June 10, 2005, the date the Board of Directors elected Mr. Foster as a director.

Current Directors and Executive and Other Officers

The following table sets forth information regarding the current directors and executive and other officers of the Company:

Name of Director or Officer	Age	Director Since	Officer Since	Position with Company
Philip J. Hawk(1)	51	1998	1998	Chairman of the Board of Directors and Chief Executive Officer
Kenneth M. Tholan	66	—	1996	President and Chief Operating Officer
Ted W. Owen	53	—	1998	Senior Vice President-Chief Financial Officer and Treasurer
John P. Kearns	49	—	1996	Senior Vice President
Gregory T. Sangalis	49	—	2005	Senior Vice President-Law & Administration and Secretary
Emmett J. Lescroart(3)	54	2004	—	Director
E. Theodore Laborde(2)	67	1991	—	Director
Jack M. Johnson, Jr.(2)(3)	67	1992	—	Director
E. Patrick Manuel(3)	57	2001	—	Director
Louis A. Waters(1)(2)(4)	67	1998	—	Director
Sidney B. Williams(1)(3)(4)	71	1973	—	Director
Vincent D. Foster(2)	48	2005	—	Director

(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance and Nominating Committee.

Mr. Tholan joined the Company in June 1996 and shortly thereafter was elected as Vice President. In 1997, he was named Executive Vice President and Chief Operating Officer and in January 1998 was promoted to President of the Company. Mr. Tholan is a director of a privately-held security consulting firm, Secure Solutions International, Inc., located in Houston, Texas.

Mr. Owen joined the Company in February 1998 and was elected Vice President, Chief Financial Officer, Secretary and Treasurer in April of 1998, was promoted to Senior Vice President-Finance and Administration in 2003 and was promoted to Senior Vice President–Chief Financial Officer in 2005. From 1994 to 1997, Mr. Owen held the position of Business Practices Officer for Alyeska Pipeline Service Co. in Anchorage, Alaska.

Mr. Kearns joined the Company in 1980 as a design engineer and assumed the position of Vice President of Engineering and Manufacturing in 1996. He was promoted to Senior Vice President in 1998. Mr. Kearns has been involved with the Company’s engineering, manufacturing and research and development functions.

Mr. Sangalis joined the Company in January 2005 and was elected Senior Vice President–Law & Administration. Prior to that he was a Managing Director of a private equity fund based in Houston, Texas called Main Street Equity Ventures II, L.P. From 1995 to 1999, Mr. Sangalis served as Senior Vice President, General Counsel and Secretary for Waste Management, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

During fiscal year 2005, the following persons failed to file timely reports required under Section 16(a) of the Exchange Act (the number of late reports and transactions involved is contained in the parenthesis after their name): Kenneth M. Tholan (1;1), Ted Owen (2;2), John P. Kearns (1;1), Gregory T. Sangalis (1;1), George Harrison (1;1), Sidney B. Williams (2;2), Louis A. Waters (1;1), Jack M. Johnson (1;1), E. Theodore Laborde (2;2), Emmett J. Lescroart (1;2) and E. Patrick Manuel (5;14). The late filings primarily related to the issuance of fiscal year end 2004 stock option and stock awards. The Company is not aware of any failure to file any such reports required in fiscal year 2005.

Code of Ethical Conduct

The Company has adopted a code of ethics that applies to all employees and the Company directors. A copy of such code, entitled “Team, Inc. Code of Ethical Conduct”, has been filed with the SEC as an exhibit to the Company’s 10-K Report for the fiscal year ended May 31, 2003. Also, a copy of this Code is posted on the Company’s Internet Web Site at www.teamindustrialservices.com.

Executive Compensation and Other Matters

The following table sets forth compensation information for the fiscal years ended May 31, 2005, 2004 and 2003 for the Chief Executive Officer and the other executive officers of the Company earning in excess of $100,000 during the Company’s 2005 fiscal year (the “Named Executive Officers”):

COMPENSATION TABLE

				Long Term Compensation
Name and Principal Position	Year Ending May 31	Annual Compensation		Restricted Stock Awards ($)1	Securities Underlying Options	All other Compensation ($)(2)
		Salary ($)	Bonus ($)
Philip J. Hawk(3)	2005	377,900	105,000		12,000	91,354
Chairman of the Board and	2004	302,515	150,000		—	—
Chief Executive Officer	2003	275,008	90,000		—	—

Kenneth M. Tholan	2005	262,708	105,000	47,500	15,000	431,718
President and Chief Operating	2004	203,669	107,000		8,000	444,300
Officer	2003	186,354	52,000		7,000	—

Ted W. Owen	2005	223,631	60,000		17,000	79,662
Senior Vice President-Chief	2004	182,477	58,000		4,000	—
Financial Officer & Treasurer	2003	165,104	36,000		7,000	23,972

John P. Kearns	2005	162,169	50,000		8,000	—
Senior Vice President	2004	136,592	50,000		4,000	—
	2003	127,508	32,000		2,000	—

(1)	Represents the value of 2,500 shares of a restricted stock award earned by Mr. Tholan as of May 31, 2005 at the closing price that day of $19.00. In September 2004, the Company executed a Restricted Stock Award Agreement with Mr. Tholan. The Agreement awards up to 15,000 shares of restricted stock which may vest upon the achievement of specific financial targets related to earnings before interest and taxes for the years 2005, 2006 and 2007. For fiscal 2005, 2,500 shares of restricted stock vested but have not been issued.
(2)	Represents the net realized value of options exercised in the years indicated. In fiscal 2005, Mr. Hawk exercised options to acquire 12,000 shares, Mr. Tholan exercised options to acquire 28,000 shares and Mr. Owen exercised options to acquire 5,000 shares. Mr. Tholan exercised options to acquire 62,000 shares in fiscal 2004 and Mr. Owen exercised options to acquire 4,000 shares in fiscal 2003.
(3)	Mr. Hawk is a party to an employment agreement with the Company in which he is to serve as the Company’s Chief Executive Officer until the earlier of (i) January 31, 2008, (ii) his voluntary resignation or (iii) his termination with or without cause by the Company. Mr. Hawk has agreed not to compete with the Company during the term of the agreement and for a period of two years following termination of the agreement. Also, Mr. Hawk has agreed not to disclose any confidential information regarding the Company without the prior written consent of the Company. If there is a change of control of the Company, Mr. Hawk has the option to terminate his employment and would then be entitled to receive 200% of his then current base salary and 200% of the average of the performance bonuses he received for the previous three years.

OPTION GRANTS IN FISCAL 2005 UPDATE

The following table sets forth additional information with respect to stock options granted in fiscal 2005 to the Named Executive Officers:

Name	Number of Securities Underlying Options	Percentage of Total Options Granted to Employees in Fiscal 2004	Exercise Price (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Philip J. Hawk	5,000	1.2%	$19.38	May 11, 2015	$60,940	$154,934
Philip J. Hawk	5,000	1.2%	$19.13	May 12, 2015	$60,154	$152,441
Philip J. Hawk	2,000	0.5%	$18.85	May 13, 2015	$23,709	$60,084
Kenneth M. Tholan	15,000	3.5%	$13.90	July 15, 2014	$131,125	$332,295
Ted W. Owen	12,000	2.8%	$15.67	June 24, 2014	$118,257	$299,687
Ted W. Owen	5,000	1.2%	$16.56	Sept. 23, 2014	$52,129	$131,962
John P. Kearns	8,000	1.9%	$15.67	June 24, 2014	$78,838	$199,792

(1)	Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The stock prices at the end of the option term for the options granted in fiscal year 2005 vary between $13.90 and $19.38, assuming 5% and 10% appreciation rates, respectively for options granted to all officers. The amounts of hypothetical appreciation reflect required calculations at rates set by the Securities and Exchange Commission and, therefore, are not intended to represent either historical appreciation or anticipated future appreciation in the price of Common Stock.
(2)	Mr. Hawk is entitled to receive automatic reloads of options he exercises. When he exercised 12,000 options at various dates in May 2005, he received reload options totaling 12,000 options but based on differing exercise prices.

The following stock options were granted with an exercise price of $18.45 on August 12, 2005 under the 1998 Incentive Stock Option Plan to the Named Executive Officers: Mr. Tholan, 10,000 shares; Mr. Owen, 17,000 shares; and Mr. Kearns, 15,000 shares. Additionally, Mr. Hawk receives an automatic reload of options he exercises and since the end of fiscal 2005 he has received 23,000 options to replace options he exercised. Since the options were granted subsequent to the end of fiscal 2005, they are not reflected in the option grants table above.

OPTION EXERCISES IN FISCAL 2005 AND

FISCAL YEAR END OPTION VALUES UPDATE

The following table provides certain information with respect to options exercised during fiscal 2005 by each of the Named Executive Officers:

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at End of Fiscal 2005		Value of Unexercised in-the-Money Options at End of Fiscal 2005(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Philip J. Hawk	12,000	91,354	388,000	12,000	$5,869,317	$300
Kenneth M. Tholan	28,000	431,718	62,250	15,750	$939,500	$111,500
Ted W. Owen	5,000	79,662	62,000	15,000	$865,740	$40,720
John P. Kearns	—	—	70,000	7,000	$1,041,890	$30,730

(1)	The value of unexercised in-the-money options is the difference between (i) the closing price of the Company’s Common Stock on the last trading day of fiscal 2005 ($19.00) and (ii) the exercise price of the in-the-money options, multiplied by the number of underlying shares subject to the options.

UPDATE—COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph compares the Company’s cumulative total shareholder return on its Common Stock for a five-year period (May 31, 2000 to May 31, 2005), with the cumulative total return of the American Stock Exchange Market Value Index (“ASEMVI”), and a peer group of companies selected by the Company. The “Peer Group” is described in more detail below. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at May 31, 2000 and that all dividends were reinvested.

*	Assumes Initial Investment of $100 and reinvestment of dividends. Total returns are based on market capitalization

The peer group is composed of four companies which provide industrial and/or leak repair services. The returns of each company have been weighted according to their respective market capitalization for purposes of arriving at a peer group average. The members of the peer group are T-3 Energy Services, Inc., Xanser Corporation, Matrix Service Company and Versar, Inc.

The foregoing graph is based on historical data and is not necessarily indicative of future performance.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock (the only class of voting securities of the Company) as of August 11, 2005 of (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) the Named Executive Officers and (d) all executive and other officers and directors of the Company as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are currently exercisable or exercisable within 60 days of August 11, 2005. Unless otherwise indicated, the address of each person named below is the address of the Company at 200 Hermann Drive, Alvin, Texas 77511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Outstanding Common Stock
Philip J. Hawk	457,985	(2)	5.1%

Kenneth M. Tholan	126,799	(3)	1.4%

Ted W. Owen	69,617	(4)	0.8%

John P. Kearns	82,915	(5)	0.9%

Gregory T. Sangalis	2,000		*

Sidney B. Williams 1200 Smith Street, Suite 1400 Houston, Texas 77002	150,703	(6)	1.7%

E. Theodore Laborde 601 Poydras Street, Suite 1815 New Orleans, Louisiana 70130	86,583	(7)	1.0%

Jack M. Johnson, Jr. P. O. Box 337 Eagle Lake, Texas 77434	95,297	(8)	1.1%

Louis A. Waters 520 Post Oak Blvd., Suite 850 Houston, Texas 77027	1,251,297	(9)	13.9%

E. Patrick Manuel 1206 Hwy 190 West Eunice, Louisiana 70535	458,938	(10)	5.1%

Emmett J. Lescroart 280 Cherry Valley Rd. Princeton, New Jersey 08540	101,600	(11)	1.1%

Vincent D. Foster 1300 Post Oak Blvd., Suite 800 Houston, Texas 77056	5,465	(12)	*

All directors, nominees and executive officers as a group (13 persons)	2,888,734	(13)	31.9%

Houston Post Oak Partners, Ltd. 520 Post Oak Blvd., Suite 850 Houston, Texas 77027	1,200,000		13.3%

Babson Capital Management, LLC One Memorial Drive Cambridge, MA 02142	442,300	(14)	4.9%

*	Less than 1% of outstanding Common Stock.

(1)	The information as to beneficial ownership of Common Stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his or its name except as indicated below.

(2)	Includes 388,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005.

(3)	Includes 62,250 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005 and 2,500 shares of a restricted stock award that have been earned but not issued.

(4)	Includes 62,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005 and 3367 shares held in an employee benefit plan.

(5)	Includes 70,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005, and 8915 shares held in an employee benefit plan.

(6)	Includes 2,685 shares owned by Nancy Williams, Mr. Williams’ wife and 3,666 shares held by Mr. Williams’s adult children. Mr. Williams disclaims any economic interest in these shares. Also includes 35,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005.

(7)	Includes 1,886 shares owned by Mr. Laborde and his wife, Mary Laborde, as joint tenants. Also includes 40,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005.

(8)	Includes 45,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005.

(9)	Includes 35,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005. Also includes 1,200,000 shares owned by Houston Post Oak Partners, Ltd., a Texas limited partnership of which Mr. Waters is the sole general partner.

(10)	Includes 20,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005.

(11)	Includes 15,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005.

(12)	Includes 5,000 shares which may be acquired pursuant to the exercise of stock options currently exerciseable or exerciseable within 60 days of August 11, 2005.

(13)	Includes 773,500 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 11, 2005, 2500 shares of a restricted stock award that have been earned but not issued and 12,282 shares held in an employee benefit plan.

(14)	Based upon 13F filing for quarter ended June 30, 2005.

The Company does not know of any arrangement that may at a subsequent date result in a change of control of the Company.

PROPOSAL THREE—APPROVAL OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s Audit Committee and Board of Directors have approved and recommend the appointment of KPMG LLP as independent certified public accountants to audit the Company’s accounts for the fiscal year ending May 31, 2006. Approval of the appointment will require the affirmative vote of a majority of the shares represented and voted at the meeting.

KPMG LLC was the auditor for the year ended May 31, 2005, and is being recommended to shareholders for approval as auditors for the year ended May 31, 2006. A representative of KPMG LLP is expected to attend the 2005 Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions from shareholders present at the meeting.

The following table sets forth the fees billed by KPMG LLP in each of the past two fiscal years:

	FY 2005	FY 2004
Audit Fees	$1,100,000	$156,500
Audit-Related Fees	$152,500	$23,000
Tax Fees	$207,000	$84,265
All Other Fees	$12,000	$3,105

Audit-related fees consist primarily of fees associated with the audit of the Company’s 401(k) Plan and other required SEC filings. Tax fees consist primarily of fees associated with the preparation of the Company’s Federal and state income tax returns for the subject years.

The Audit Committee meets annually to approve in advance all audit engagement fees and terms for the ensuing year. In addition, the Audit Committee approves in advance any non-audit services. All of the fees paid to KPMG pertaining to fiscal 2005 were pre-approved by the audit committee.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the meeting by others. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS

Any proposal by a shareholder to be presented at the Company’s Annual Meeting of Shareholders in 2006 must be received by the Company no later than May 10, 2006 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy used in connection with such meeting.

By Order of the Board of Directors

Gregory T. Sangalis

Senior Vice President –

Law & Administration and

Secretary

August 22, 2005

This map is provided for the convenience of shareholders attending the 2005 annual meeting. Complimentary parking will be provided. In case of any difficulty, please telephone the Company at (281) 331-6154.

TEAM, INC.

ANNUAL MEETING

(200 Hermann Drive)

[Front of Proxy Card]

PROXY TEAM, INC. PROXY

Proxy Solicited on Behalf of the Board of Directors

For the Annual Meeting of Shareholders – September 29, 2005

The undersigned hereby, appoints GREGORY T. SANGALIS AND TED W. OWEN, and each of them separately, as proxies, with full power of substitution and revocation, to vote as designated on the reverse side hereof (and in said proxies’ discretion in accordance with applicable laws and rules on such other matters as may properly come before the meeting) all of the shares of voting stock of Team, Inc. held of record by the undersigned on August 12, 2005, at the Team Inc. 2005 Annual Meeting of Shareholders to be held at the Company’s offices, 200 Hermann Drive, Alvin, Texas 77511, at 3:00 p.m. (local time) on September 29, 2005, and any adjournment(s) or postponements thereof. Unless otherwise specified, this Proxy will be voted “For” all of the matters set forth in this Proxy.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side.)

ProxyCard2005

[Back of Proxy Card]

TEAM, INC.

1. Election of Class I Directors of the Company *Nominees*: Philip J. Hawk and Louis A. Waters	For All	Withheld All	For All Except	Nominee exceptions written in below:	The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement.
	0	0	0	______________	Dated:______________________
2. Election of Class II Director of the Company *Nominee*: Vincent D. Foster	For	Against	Abstain	______________	Signature(s)__________________
	0	0	0		____________________________
3. Approval of the appointment of KPMG LLP as independent public accountants of the Company for fiscal 2006	For	Against	Abstain		Please sign exactly as your name appears.
	0	0	0		Joint Owners should each sign personally. Where applicable, indicate your official position or Representation capacity.

ProxyCard2005

[Back of Proxy Card]

TEAM, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of Class I Directors of the Company Nominees: Philip J. Hawk and Louis A. Waters

2. Election of Class II Director of the Company Nominee: Vincent D. Foster

3. Approval of the appointment of KPMG LLP as independent public accountants of the Company for fiscal 2006

For All 0 For 0 For 0

Withheld All 0 Against 0 Against 0

For All Except 0 Abstain 0 Abstain 0

Nominee exceptions written in below:

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement.

Dated:

Signature(s)

Please sign exactly as your name appears.

Joint Owners should each sign personally. Where applicable, indicate your official position or Representation capacity.

ProxyCard2005